Exhibit 99.1
September 28, 2021

UNITED NATURAL FOODS, INC. REPORTS FOURTH QUARTER AND FULL YEAR FISCAL 2021 RESULTS
Providence, Rhode Island - September 28, 2021 -- United Natural Foods, Inc. (NYSE: UNFI) (the “Company” or “UNFI”) today reported financial results for the fourth quarter (13 weeks) and fiscal year (52 weeks) ended July 31, 2021.

Fiscal 2021 Full Year Highlights

•Net sales of $27.0 billion, an increase of 1.5%
•Net income of $149 million
•Adjusted EBITDA of $746 million, an increase of 10.8%
•Earnings per diluted share (EPS) of $2.48
•Adjusted EPS of $3.88, an increase of 42.6%
•Net debt reduction of $317 million
•Net debt to adjusted EBITDA leverage ratio decreased to 3.1x

Fourth Quarter Fiscal 2021 Highlights

•Net sales of $6.7 billion, a decrease of 0.5% (+7.5% on a two-year stack basis)
•Net income of $43 million, a decrease of 18.9%
•Adjusted EBITDA of $201 million, an increase of 1.5%
•EPS of $0.69, a decrease of 22.5%
•Adjusted EPS of $1.18, an increase of 11.3%

“I’m excited to return to the food industry and join UNFI as we begin our next chapter of profitable growth in service to our customers. We’re pleased with the finish to fiscal 2021 and appreciate the many contributions that my predecessor, Steve Spinner, made to UNFI,” said Sandy Douglas, Chief Executive Officer. “After less than two months on the job, I have been impressed with the passion and commitment of our associates in helping our customers navigate today’s challenging operating environment.”

Douglas added, “I see significant opportunity to accelerate the value we create with and for our customers as well as the opportunity to make our operations more effective and efficient, both leading to continued profitable growth within our estimated $140 billion addressable market.”

	Fourth Quarter Ended				Fiscal Year Ended
($ in millions, except for per share data)	July 31, 2021	August 1, 2020(1)	Percent Change	Two-Year Stack(4)	July 31, 2021	August 1, 2020(1)	Percent Change
Net sales	$6,735	$6,767	(0.5)%	7.5%	$26,950	$26,559	1.5%
Chains(2)	$3,014	$3,081	(2.2)%	6.7%	$12,104	$12,010	0.8%
Independent retailers	$1,666	$1,776	(6.2)%	5.2%	$6,638	$6,699	(0.9)%
Supernatural	$1,251	$1,119	11.8%	15.4%	$5,050	$4,720	7.0%
Retail	$613	$652	(6.0)%	15.2%	$2,442	$2,375	2.8%
Other(2)	$572	$568	0.7%	1.4%	$2,300	$2,324	(1.0)%
Eliminations(2)	$(381)	$(429)	(11.2)%	15.0%	$(1,584)	$(1,569)	1.0%
Net Income (Loss)	$43	$53	(18.9)%		$149	$(274)	N/M
Adjusted EBITDA(3)	$201	$198	1.5%		$746	$673	10.8%
EPS	$0.69	$0.89	(22.5)%		$2.48	$(5.10)	N/M
Adjusted EPS(3)	$1.18	$1.06	11.3%		$3.88	$2.72	42.6%
(N/M indicates not meaningful as prior year results included a non-cash impairment charge that did not recur in fiscal 2021)
(1)In the fourth quarter of fiscal 2021, we reclassified two of the four Shoppers retail stores from discontinued operations to continuing operations for all prior periods.
(2)In the first quarter of fiscal 2021, the presentation of net sales by customer channel was recast to present the Chains and Other channel exclusive of the intercompany eliminations and present total eliminations separately. There was no impact to the Consolidated Statements of Operations. The Company believes this modified basis better reflects its channel presentation, as it further aligns with segment presentation.
(3)Please refer to the tables in this press release for a reconciliation of these non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with U.S. GAAP.
(4)The two-year stack is calculated by adding the percent change in sales in the current year period to the percent change in sales in the prior-year period and excludes the impact of the 53rd week in fiscal 2019. The Company believes this information is helpful to understanding trends in periods impacted by variations in prior-year growth rates.

Fourth Quarter Fiscal 2021 Summary

Net sales from continuing operations in the fourth quarter of fiscal 2021 were lower than those in the fourth quarter of fiscal 2020, which benefited from strong customer demand driven by early consumer responses to the pandemic. The decline in net sales was partially offset by growth in sales in the Supernatural channel.

Gross margin rate in the fourth quarter of fiscal 2021 was 14.91% of net sales compared to 14.84% of net sales for the fourth quarter of fiscal 2020. The increase was driven by improvements in Wholesale segment margin rate, despite the impact of a higher LIFO expense in the current year. Retail gross margin rate was approximately flat to last year.

Operating expenses in the fourth quarter of fiscal 2021 were $951 million and included $63 million in charges related to the withdrawal from three Retail multi-employer pension plans. The Company is focused on maintaining retirement benefits for impacted associates going forward in defined contribution plans, and reducing risk within its operations associated with these multi-employer plans. Excluding these charges, operating expenses were $888 million, or 13.18% of net sales. Operating expenses in the fourth quarter of fiscal 2020 were $887 million, or 13.11% of net sales. The remaining increase in operating expense rate resulted from higher supply chain and employee benefit costs, partially offset by lower pandemic-related costs and incentive compensation expense.

Restructuring, acquisition and integration related expenses in the fourth quarter of fiscal 2021 were $12 million, primarily reflecting costs associated with advisory and transformational activities, compared to $20 million in the fourth quarter of fiscal 2020 primarily for distribution center consolidation expenses.

Gain on sale of assets in the fourth quarter of fiscal 2021 was $4 million related to the sale of a non-operating distribution center compared to a loss on sale of assets in the fourth quarter of fiscal 2020 of $17 million, which included a $50 million accumulated depreciation and amortization charge related to the requirement to move Retail from discontinued operations to continuing operations, partially offset by $34 million of gains on the sale of distribution centers and other assets.

Operating income in the fourth quarter of fiscal 2021 was $45 million and included $63 million in charges related to the withdrawal from three multi-employer pension plans, $12 million of restructuring, acquisition, and integration related expenses, partially offset by a $4 million gain related to the sale of a non-operating distribution center. When excluding these items, operating income in the fourth quarter of 2021 was $116 million, or 1.72% of net sales. Operating income in the fourth quarter of fiscal 2020 was $80 million and included $20 million of restructuring, acquisition, and integration related expenses and a $17 million loss on sale of assets. When excluding these items, operating income in the fourth quarter of fiscal 2020 was $117 million, or 1.73% of net sales.

Interest expense, net for the fourth quarter of fiscal 2021 was $40 million, compared to $46 million for the fourth quarter of fiscal 2020. The decrease in interest expense, net was driven by lower outstanding debt balances.

Effective tax rate for continuing operations for the fourth quarter of fiscal 2021 was an expense of 4.7% of pre-tax income compared to a benefit of 19.6% of pre-tax income for the fourth quarter of fiscal 2020. The change in the effective tax rate for the fourth quarter was primarily driven by a tax credit from a fiscal 2021 partnership investment and favorable adjustments for prior fiscal year returns. The tax benefit in the fourth quarter of fiscal 2020 resulted from the CARES Act which provided that net operating losses be carried back into tax years with higher statutory rates as well as the favorable resolution of state tax audits.

Net income for the fourth quarter of fiscal 2021 was $43 million, which included $63 million in pre-tax charges related to the withdrawal from three multi-employer pension plans and $12 million of pre-tax restructuring, acquisition and integration related expenses. Net income for the fourth quarter of fiscal 2020 was $53 million, which included $20 million of pre-tax restructuring, acquisition and integration related expenses and a $17 million pre-tax loss on sale of assets.

Net income per diluted share was $0.69 for the fourth quarter of fiscal 2021, compared to a net income per diluted share of $0.89 for the fourth quarter of fiscal 2020. Adjusted EPS was $1.18 for the fourth quarter of fiscal 2021, compared to adjusted EPS of $1.06 in the fourth quarter of fiscal 2020.

Adjusted EBITDA for the fourth quarter of fiscal 2021 was $201 million, compared to $198 million for the fourth quarter of fiscal 2020.

Total Outstanding Debt, net of cash, ended the year at $2.29 billion, reflecting a decrease of $142 million in the fourth quarter of fiscal 2021 (compared to the third quarter of fiscal 2021). For the full fiscal year, total outstanding debt, net of cash, decreased by $317 million primarily driven by $304 million in free cash flow during fiscal 2021. The net debt to adjusted EBITDA leverage ratio decreased to 3.1x.

Fiscal 2022 Outlook (1)

Based on its performance in fiscal 2021 and expectations for continued momentum in fiscal 2022, the Company is providing the following outlook for fiscal 2022.

Fiscal Year Ending July 30, 2022		% Growth Over FY21 at Midpoint
Net Sales ($ in billions)	$27.8 - $28.3	4%
Net Income ($ in millions)	$221 - $243	56%
EPS	$3.60 - $3.90	51%
Adjusted EPS (2) (3)	$3.90 - $4.20	4%
Adjusted EBITDA(3) ($ in millions)	$760 - $790	4%
Capital Expenditures ($ in millions)	~ $300	(3)%
(1)The outlook provided above is for fiscal 2022 only and replaces and supersedes any and all guidance provided prior to the date hereof covering fiscal 2022. This outlook is forward-looking, is based on management's current estimates and expectations and is subject to a number of risks, including many that are outside of management's control. See cautionary Safe Harbor Statement below.
(2)The Company uses an adjusted effective tax rate in calculating Adjusted EPS. The adjusted effective tax rate is calculated based on adjusted net income before tax. It also excludes the potential impact of changes to uncertain tax positions, valuation allowances, stock compensation accounting (ASU 2016-09) and discrete GAAP tax items which could impact the comparability of the operational effective tax rate. The Company believes using this adjusted effective tax rate provides better consistency across the interim reporting periods since each of these discrete items can cause volatility in the GAAP tax rate that is not indicative of the underlying ongoing operations of the Company. By providing this non-GAAP measure, management intends to provide investors with a meaningful, consistent comparison of the Company’s effective tax rate on ongoing operations.
(3)Please refer to the tables in this press release for a reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP.

Conference Call & Webcast
The Company’s fourth quarter and full year fiscal 2021 conference call and audio webcast will be held today, Tuesday, September 28, 2020 at 8:30 a.m. ET. A webcast of the conference call (and supplemental materials) will be available to the public, on a listen only basis, via the internet at the Investors section of the Company’s website www.unfi.com. The call can also be accessed at (877) 682 - 3423 (conference ID 9758192). An online archive of the webcast (and supplemental materials) will be available for 120 days.

About United Natural Foods

UNFI is North America's premier food wholesaler delivering the widest variety of products to customer locations throughout North America including natural product superstores, independent retailers, conventional supermarket chains, ecommerce retailers, and food service customers. By providing this deeper ‘full-store’ selection and compelling brands for every aisle, UNFI is uniquely positioned to deliver great food, more choices, and fresh thinking to customers everywhere. Today, UNFI is the largest publicly-traded grocery distributor in America. To learn more about how UNFI is Fueling the Future of Food, visit www.unfi.com.

INVESTOR CONTACT:
Steve Bloomquist
Vice President, Investor Relations
952-828-4144

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding the Company’s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties and are based on current expectations and management estimates; actual results may differ materially. The risks and uncertainties which could impact these statements are described in the Company’s filings under the Securities Exchange Act of 1934, as amended, including its annual report on Form 10-K for the year ended August 1, 2020 filed with the Securities and Exchange Commission (the “SEC”) on September 29, 2020 and other filings the Company makes with the SEC, and include, but are not limited to, the impact and duration of the COVID-19 pandemic; labor and other workforce shortages and challenges; our dependence on principal customers; the addition or loss of significant customers or material changes to our relationships with these customers; our sensitivity to general economic conditions including changes in disposable income levels and consumer spending trends; the relatively low margins of our business, which are sensitive to inflationary and deflationary pressures; our ability to realize anticipated benefits of our acquisitions and strategic initiatives, including, our acquisition of Supervalu; our ability to timely and successfully deploy our warehouse management system throughout our distribution centers and our transportation management system across the Company and to achieve efficiencies and cost savings from these efforts; our ability to continue to grow sales, including of our higher margin natural and organic foods and non-food products, and to manage that growth; increased competition in our industry as a result of increased distribution of natural, organic and specialty products, and direct distribution of those products by large retailers and online distributors; increased competition in our industry, including as a results of continuing consolidation of retailers and the growth of chains; union-organizing activities that could cause labor relations difficulties and increased costs; our ability to operate, and rely on third-parties to operate, reliable and secure technology systems; moderated supplier promotional activity, including decreased forward buying opportunities; the potential for disruptions in our supply chain or our distribution capabilities by circumstances beyond our control, including a health epidemic; the potential for additional asset impairment charges; the risk of interruption of supplies due to lack of long-term contracts, severe weather, work stoppages or otherwise; our ability to maintain food quality and safety; volatility in fuel costs; volatility in foreign exchange rates; and our ability to identify and successfully complete asset or business acquisitions. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. The Company is not undertaking to update any information in the foregoing reports until the effective date of its future reports required by applicable laws. Any estimates of future results of operations are based on a number of assumptions, many of which are outside the Company’s control and should not be construed in any manner as a guarantee that such results will in fact occur. These estimates are subject to change and could differ materially from final reported results. The Company may from time to time update these publicly announced estimates, but it is not obligated to do so.

Non-GAAP Financial Measures: To supplement the financial information presented on a U.S. generally accepted accounting principles (“GAAP”) basis, the Company has included in this press release non-GAAP financial measures for adjusted EBITDA, adjusted earnings per diluted common share (“adjusted EPS”), adjusted effective tax rate, free cash flow and net debt to adjusted EBITDA leverage ratio. The non-GAAP adjusted earnings per diluted common share measure is a consolidated measure, which the Company reconciles by adding Net income attributable to UNFI plus goodwill impairment benefits and charges, restructuring, acquisition, and integration related expenses, gains and losses on sales of assets, certain legal charges and gains, surplus property depreciation and interest expense, losses on debt extinguishment, discontinued operations store closures and other charges, net, certain other non-cash charges or other items, as determined by management, the impact of diluted shares when GAAP earnings is presented as a loss and non-GAAP earnings represent income, and the tax impact of adjustments and the adjusted effective tax rate, which tax impact is calculated using the adjusted effective tax rate, and certain other non-cash charges or items, as determined by management. The non-GAAP adjusted effective tax rate excludes the potential impact of changes to various uncertain tax positions and valuation allowances, as well as stock compensation accounting (ASU 2016-09). The non-GAAP adjusted EBITDA measure is defined as a consolidated measure inclusive of continuing and discontinued operations results, which we reconcile by adding Net income (loss) from continuing operations, less net income attributable to noncontrolling interests, plus non-operating income and expenses, including Net periodic benefit income, excluding service cost, Interest expense, net and Other, net, plus Provision (benefit) for income taxes and Depreciation and amortization all calculated in accordance with GAAP, plus adjustments for Share-based compensation, Restructuring, acquisition and integration related expenses, Goodwill impairment charges, (Gain) loss on sale of assets, certain legal charges and gains, certain other non-cash charges or other items, as determined by management, plus Adjusted EBITDA of discontinued operations calculated in a manner consistent with the results of continuing operations, outlined above. The changes to the definition of Adjusted EBITDA from prior periods reflect changes to line item references in our Consolidated Financial Statements, which do not impact the calculation of Adjusted EBITDA. The non-GAAP free cash flow measure is defined as net cash provided by operating activities less payments for capital expenditures. The non-GAAP net debt to adjusted EBITDA leverage ratio is defined as the total face value of the Company’s outstanding short and long term debt and finance lease liabilities less net cash and cash equivalents, the sum of which is divided by adjusted EBITDA.

The reconciliation of these non-GAAP financial measures to their comparable GAAP financial measures and the calculation of net debt to adjusted EBITDA leverage are presented in the tables appearing below. The presentation of non-GAAP financial measures is not intended to be considered in isolation or as a substitute for any measure prepared in accordance with GAAP. The Company believes that presenting the non-GAAP financial measures adjusted EBITDA and adjusted EPS aids in making period-to-period comparisons, assessing the performance of our business and understanding the underlying operating performance and core business trends by excluding certain adjustments not expected to recur in the normal course of business and are meaningful indicators of actual and estimated operating performance. The inclusion of free cash flow assists investors in understanding the cash generating ability of the Company separate from cash generated by the sale of assets. Net debt to adjusted EBITDA leverage ratio is a commonly used metric that assists investors in understanding and evaluating the Company’s capital structure and changes to its capital structure over time. The Company currently expects to continue to exclude the items listed above from non-GAAP financial measures. Management utilizes and plans to utilize these non-GAAP financial measures to compare the Company’s operating performance during the 2022 fiscal year to the comparable periods in the 2021 fiscal year and to internally prepared projections. These non-GAAP financial measures may differ from similarly titled measures of other companies.

UNITED NATURAL FOODS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
(In millions, except for per share data)

	Fourth Quarter Ended		Fiscal Year Ended
	July 31, 2021	August 1, 2020	July 31, 2021	August 1, 2020
Net sales	$6,735	$6,767	$26,950	$26,559
Cost of sales	5,731	5,763	23,011	22,670
Gross profit	1,004	1,004	3,939	3,889
Operating expenses	951	887	3,593	3,552
Goodwill impairment charges	—	—	—	425
Restructuring, acquisition and integration related expenses	12	20	56	87
(Gain) loss on sale of assets	(4)	17	(4)	18
Operating income (loss)	45	80	294	(193)
Net periodic benefit income, excluding service cost	(34)	(12)	(85)	(39)
Interest expense, net	40	46	204	192
Other, net	(4)	—	(8)	(4)
Income (loss) from continuing operations before income taxes	43	46	183	(342)
Provision (benefit) for income taxes	2	(9)	34	(91)
Net income (loss) from continuing operations	41	55	149	(251)
Income (loss) from discontinued operations, net of tax	3	—	6	(18)
Net income (loss) including noncontrolling interests	44	55	155	(269)
Less net income attributable to noncontrolling interests	(1)	(2)	(6)	(5)
Net income (loss) attributable to United Natural Foods, Inc.	$43	$53	$149	$(274)

Basic earnings (loss) per share:
Continuing operations	$0.71	$0.96	$2.55	$(4.76)
Discontinued operations	$0.04	$—	$0.10	$(0.34)
Basic earnings (loss) per share	$0.75	$0.96	$2.65	$(5.10)
Diluted earnings (loss) per share:
Continuing operations	$0.65	$0.90	$2.38	$(4.76)
Discontinued operations	$0.04	$—	$0.09	$(0.34)
Diluted earnings (loss) per share	$0.69	$0.89	$2.48	$(5.10)
Weighted average shares outstanding:
Basic	56.5	54.7	56.1	53.8
Diluted	60.9	58.5	60.0	53.8

UNITED NATURAL FOODS, INC.
CONSOLIDATED BALANCE SHEETS (unaudited)
(In millions, except for per share data)

	July 31, 2021	August 1, 2020
ASSETS
Cash and cash equivalents	$41	$47
Accounts receivable, net	1,103	1,120
Inventories, net	2,247	2,282
Prepaid expenses and other current assets	157	253
Current assets of discontinued operations	2	3
Total current assets	3,550	3,705
Property and equipment, net	1,784	1,701
Operating lease assets	1,064	983
Goodwill	20	20
Intangible assets, net	891	970
Deferred income taxes	57	108
Other long-term assets	157	96
Long-term assets of discontinued operations	2	4
Total assets	$7,525	$7,587
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$1,644	$1,634
Accrued expenses and other current liabilities	341	283
Accrued compensation and benefits	243	229
Current portion of operating lease liabilities	135	131
Current portion of long-term debt and finance lease liabilities	120	83
Current liabilities of discontinued operations	4	10
Total current liabilities	2,487	2,370
Long-term debt	2,175	2,427
Long-term operating lease liabilities	962	874
Long-term finance lease liabilities	35	143
Pension and other postretirement benefit obligations	53	292
Other long-term liabilities	299	337
Long-term liabilities of discontinued operations	—	2
Total liabilities	6,011	6,445
Stockholders’ equity:
Preferred stock, $0.01 par value, authorized 5.0 shares; none issued or outstanding	—	—
Common stock, $0.01 par value, authorized 100.0 shares; 57.0 shares issued and 56.4 shares outstanding at July 31, 2021; 55.3 shares issued and 54.7 shares outstanding at August 1, 2020	1	1
Additional paid-in capital	599	569
Treasury stock at cost	(24)	(24)
Accumulated other comprehensive loss	(39)	(239)
Retained earnings	978	838
Total United Natural Foods, Inc. stockholders’ equity	1,515	1,145
Noncontrolling interests	(1)	(3)
Total stockholders’ equity	1,514	1,142
Total liabilities and stockholders’ equity	$7,525	$7,587

UNITED NATURAL FOODS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

	Fiscal Year Ended
(In millions)	July 31, 2021	August 1, 2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss) including noncontrolling interests	$155	$(269)
Income (loss) from discontinued operations, net of tax	6	(18)
Net income (loss) from continuing operations	149	(251)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	285	282
Share-based compensation	45	25
(Gain) loss on sale of assets	(4)	18
Closed property and other restructuring charges	6	46
Goodwill impairment charges	—	425
Net pension and other postretirement benefit income	(85)	(39)
Deferred income tax benefit	(5)	(71)
LIFO charge	24	18
Provision for losses on receivables	(5)	46
Non-cash interest expense and other adjustments	51	15
Changes in operating assets and liabilities, net of acquired businesses
Accounts and notes receivable	24	(124)
Inventories	14	(111)
Prepaid expenses and other assets	(37)	113
Accounts payable	15	107
Accrued expenses and other liabilities	137	(42)
Net cash provided by operating activities of continuing operations	614	457
Net cash used in operating activities of discontinued operations	—	—
Net cash provided by operating activities	614	457
CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for capital expenditures	(310)	(173)
Proceeds from dispositions of assets	82	147
Other	(11)	(2)
Net cash used in investing activities of continuing operations	(239)	(28)
Net cash provided by investing activities of discontinued operations	2	27
Net cash used in investing activities	(237)	(1)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings of long-term debt	500	2
Proceeds from borrowings under revolving credit line	3,676	4,278
Proceeds from issuance of other loans	—	6
Repayments of borrowings under revolving credit line	(3,731)	(4,601)
Repayments of long-term debt and finance leases	(792)	(122)
Proceeds from the issuance of common stock and exercise of stock options	1	14
Payment of employee restricted stock tax withholdings	(14)	(1)
Payments for debt issuance costs	(13)	—
Distributions to noncontrolling interests	(4)	(5)
Repayments of other loans	(6)	(24)
Other	(1)	—
Net cash used in financing activities	(384)	(453)
EFFECT OF EXCHANGE RATE ON CASH	1	(1)
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(6)	2
Cash and cash equivalents, at beginning of period	47	45
Cash and cash equivalents, at end of period	41	47
Less: cash and cash equivalents of discontinued operations	—	—
Cash and cash equivalents	$41	$47
Supplemental disclosures of cash flow information:
Cash paid for interest	$146	$182
Cash refunds for federal, state and foreign income taxes, net	$(16)	$(22)
Additions of property and equipment included in Accounts payable	$35	$27

SUPPLEMENTAL NON-GAAP FINANCIAL INFORMATION
UNITED NATURAL FOODS, INC.

Reconciliation of Net income (loss) from continuing operations and Income (loss) from discontinued operations, net of tax to Adjusted EBITDA (unaudited)

	Fourth Quarter Ended		Fiscal Year Ended
(in millions)	July 31, 2021	August 1, 2020	July 31, 2021	August 1, 2020
Net income (loss) from continuing operations	$41	$55	$149	$(251)
Adjustments to continuing operations net income (loss):
Less net income attributable to noncontrolling interests	(1)	(2)	(6)	(5)
Net periodic benefit income, excluding service cost(1)(2)	(34)	(12)	(85)	(39)
Interest expense, net(2)	40	46	204	192
Other, net(2)	(4)	—	(8)	(4)
Provision (benefit) for income taxes(3)	2	(9)	34	(91)
Depreciation and amortization	75	68	285	282
Share-based compensation	11	12	49	34
Goodwill impairment charges(4)	—	—	—	425
Restructuring, acquisition and integration related expenses(5)	12	20	56	87
(Gain) loss on sale of assets(6)	(4)	17	(4)	18
Multiemployer pension plan withdrawal charges(7)	63	—	63	—
Notes receivable charges(8)	—	—	—	13
Legal reserve charge, net of settlement income(9)	—	—	—	1
Other retail expense(10)	—	1	5	1
Adjusted EBITDA of continuing operations	201	196	742	663
Adjusted EBITDA of discontinued operations(11)	—	2	4	10
Adjusted EBITDA	$201	$198	$746	$673

Income (loss) from discontinued operations, net of tax	$3	$—	$6	$(18)
Adjustments to discontinued operations net income (loss):
Benefit for income taxes	(1)	(2)	(1)	(5)
Restructuring, store closure and other charges, net(12)	(2)	4	(1)	33
Adjusted EBITDA of discontinued operations	$—	$2	$4	$10

(1)Fiscal 2021 includes a postretirement settlement gain of $17 million associated with the termination of remaining corporate plans. Fiscal 2020 includes a lump sum defined benefit pension plan settlement expense of $11 million.
(2)The changes to the definition of Adjusted EBITDA from prior periods reflect changes to line item references in our Consolidated Financial Statements, which do not impact the calculation of Adjusted EBITDA.
(3)Fiscal 2020 includes the tax benefit from the CARES Act, which includes the impact of tax loss carrybacks to 35% tax years allowed under the CARES Act.
(4)Fiscal 2020 primarily reflects a goodwill impairment charge attributable to a reorganization of our reporting units and a sustained decrease in market capitalization and enterprise value of the Company, resulting in a decline in the estimated fair value of the U.S. Wholesale reporting unit. In addition, this charge includes a goodwill finalization charge attributable to the SUPERVALU acquisition and an asset impairment charge.
(5)Fiscal 2021 primarily reflects costs associated with advisory and transformational activities as we position our business for further value-creation post SUPERVALU acquisition, as well as costs associated with distribution center consolidations. Fiscal 2020 primarily reflects Shoppers asset impairment charges, closed property and distribution center impairment charges and costs, and administrative fees associated with integration activities.
(6)The fourth quarter of fiscal 2020 primarily reflects a $50 million accumulated depreciation and amortization charge related to the requirement to move Retail from discontinued operations to continuing operations, partially offset by $34 million of gains on the sale of distribution centers and other assets.
(7)Fiscal 2021 includes charges related to withdrawal liabilities from three Retail multiemployer pension plans.

(8)Reflects reserves and charges for notes receivable issued by the SUPERVALU business prior to its acquisition to finance the purchase of stores by its customers.
(9)Reflects a charge to settle a legal proceeding and income received to settle a separate legal proceeding.
(10)Reflects expenses associated with event-specific damages to certain retail stores.
(11)We believe the inclusion of discontinued operations results within Adjusted EBITDA provides investors a meaningful measure of total performance.
(12)Amounts represent store closure charges and costs, operational wind-down and inventory charges, and asset impairment charges related to discontinued operations. Fiscal 2021 also reflects income related to a severance benefit amount.

Reconciliation of Net income (loss) per Diluted Common Share to Adjusted Net income per Diluted Common Share (unaudited)

	Fourth Quarter Ended		Fiscal Year Ended
	July 31, 2021	August 1, 2020	July 31, 2021	August 1, 2020
Net income (loss) attributable to UNFI per diluted common share	$0.69	$0.89	$2.48	$(5.10)
Goodwill impairment charges(1)	—	—	—	7.91
Restructuring, acquisition, and integration related expenses(2)	0.19	0.36	0.93	1.62
(Gain) loss on sale of assets(3)	(0.06)	0.28	(0.06)	0.32
Benefit plan settlement (gains) charges(4)	(0.27)	0.02	(0.28)	0.21
Surplus property depreciation and interest expense (income)(5)	0.01	(0.01)	0.05	0.15
Multiemployer pension plan withdrawal charges(6)	1.03	—	1.05	—
Note receivable charges(7)	—	—	—	0.23
Loss on debt extinguishment(8)	—	—	0.51	—
Legal reserve charge, net of settlement income(9)	—	—	—	0.02
Other retail expense(10)	—	0.03	0.06	0.03
Discontinued operations store closures and other charges, net(11)	(0.08)	0.05	(0.07)	0.63
Tax impact of adjustments and adjusted effective tax rate(12)	(0.33)	(0.49)	(0.79)	(2.90)
Impact of dilutive shares	—	—	—	(0.09)
Adjusted net income per diluted common share (Retail in Discontinued Operations)(13)	1.18	1.13	3.88	3.03
Depreciation and amortization adjustment(14)	—	(0.07)	—	(0.31)
Adjusted net income per diluted common share (Retail in Continuing Operations)	$1.18	$1.06	$3.88	$2.72

(1)Fiscal 2020 primarily reflects a goodwill impairment charge attributable to a reorganization of our reporting units and a sustained decrease in market capitalization and enterprise value of the Company, resulting in a decline in the estimated fair value of the U.S. Wholesale reporting unit. In addition, this charge includes a goodwill finalization charge attributable to the SUPERVALU acquisition and an asset impairment charge.
(2)Fiscal 2021 primarily reflects costs associated with advisory and transformational activities as we position our business for further value-creation post SUPERVALU acquisition, as well as costs associated with distribution center consolidations. Fiscal 2020 primarily reflects Shoppers asset impairment charges, closed property and distribution center impairment charges and costs, and administrative fees associated with integration activities.
(3)The fourth quarter of fiscal 2020 primarily reflects a $50 million accumulated depreciation and amortization charge related to the requirement to move Retail from discontinued operations to continuing operations, partially offset by $34 million of gains on the sale of distribution centers and other assets.
(4)Fiscal 2021 includes an other postretirement settlement gain of $17 million associated with the termination of remaining corporate plans. Fiscal 2020 includes a lump sum defined benefit pension plan settlement expense of $11 million associated with the acceleration of a portion of the accumulated unrecognized actuarial loss as a result of the lump sum settlement payments.
(5)Reflects surplus, non-operating property depreciation and interest expense, including accelerated depreciation related to a location on which we recognized a gain that is included in Restructuring, acquisition and integration related expenses.
(6)Fiscal 2021 includes charges related to withdrawal liabilities from three Retail multiemployer pension plans.
(7)Reflects reserves and charges for notes receivable issued by the SUPERVALU business prior to its acquisition to finance the purchase of stores by its customers.
(8)Reflects non-cash charges related to the acceleration of unamortized debt issuance costs due to term loan prepayments and extinguishment charges from the Company’s term loan, which was in place prior to the acquisition of SUPERVALU.
(9)Reflects a charge to settle a legal proceeding and income received to settle a separate legal proceeding.
(10)Reflects expenses associated with event-specific damages to certain retail stores.
(11)Amounts represent store closure charges and costs, operational wind-down and inventory charges, and asset impairment charges related to discontinued operations. Fiscal 2021 also reflects the impact of a severance benefit amount.
(12)Represents the tax effect of the pre-tax adjustments using an adjusted effective tax rate. The adjusted effective tax rate is calculated based on adjusted net income before tax, and its impact reflects the exclusion of changes to uncertain tax positions, valuation allowances, tax impacts related to the exercise of share-based compensation awards and discrete GAAP tax items which could impact the comparability of the operational effective tax rate. The Company believes using this adjusted effective tax rate will provide better consistency across the interim reporting periods since each of these discrete items can cause volatility in the GAAP tax rate that is not indicative of the true operations of the Company. By providing this non-GAAP measure, management intends to provide investors with a meaningful, consistent comparison of the Company’s effective tax rate on ongoing operations.
(13)The computation of diluted earnings per share is calculated using diluted weighted average shares outstanding, which includes the net effect of dilutive stock awards.
(14)In the fourth quarter of fiscal 2020 the Company recorded a pre-tax charge of $50.0 million related to the change in presentation of Retail to continuing operations. This charge was calculated under GAAP as the depreciation and amortization expense that would have been recognized had Retail been included in continuing operations for the full time period since the SUPERVALU acquisition date. This adjustment attributes the pro rata amount of the non-cash charge recognized in the fourth quarter of fiscal 2020 to the applicable time periods in which it would have been recognized had Retail been included within continuing operations since the acquisition date. UNFI believes the inclusion of this adjustment is a useful indicator of performance to both management and investors, as it provides a relative comparison to how UNFI’s results of operations will be reported on an ongoing basis.

Reconciliation of Net Debt to Adjusted EBITDA Leverage Ratio (unaudited)

(in millions, except ratios)	Fiscal Year Ended July 31, 2021
Current portion of long-term debt and finance lease liabilities	$120
Long-term debt	2,175
Long-term finance lease liabilities	35
Less: Cash and cash equivalents	(41)
Net carrying value of debt and finance lease liabilities	2,289
Adjusted EBITDA	$746
Adjusted EBITDA leverage ratio(1)	3.1x
(1)Beginning in the fourth quarter of fiscal 2021, the calculation of Adjusted EBITDA leverage ratio has been updated to utilize the Net carrying value of debt and finance lease liabilities in the numerator of the calculation, which is net of the original issue discount on debt and debt finance costs. Historically, the calculation of Adjusted EBITDA leverage ratio added back the original issue discount on debt and debt finance costs, which had the impact of increasing the numerator of the net debt balance utilized in the calculation. The Company believes this new method better reflects how investors analyze our debt and leverage positions. The Adjusted EBITDA leverage ratio would have been unchanged as of July 31, 2021, if it were calculated under the prior method.

Reconciliation of Net cash provided by operating activities to Free cash flow (unaudited)

	Fiscal Year Ended
(in millions)	July 31, 2021	August 1, 2020
Net cash provided by operating activities	$614	$457
Payments for capital expenditures	(310)	(173)
Free cash flow	$304	$284

FISCAL 2022 GUIDANCE

Reconciliation of 2022 Guidance for Estimated Net Income per diluted Common Share to Estimated Non-GAAP Adjusted Net Income per diluted Common Share (unaudited)

	Fiscal Year Ending July 30, 2022
	Low Range	Estimate	High Range
Net income attributable to United Natural Foods, Inc. per diluted common share	$3.60		$3.90
Restructuring, acquisition and integration related expenses		0.32
Discontinued operations store closures and other charges, net		0.05
Tax impact of adjustments and adjusted effective tax rate(1)		(0.07)
Adjusted net income per diluted common share	$3.90		$4.20

(1)The estimated adjusted effective tax rate excludes the potential impact of changes in uncertain tax positions, tax impacts related to ASU 2006-09 regarding stock compensation and valuation allowances. Refer to the reconciliation for adjusted effective tax rate.

Reconciliation of 2022 Guidance for Net Income Attributable to United Natural Foods, Inc. to Adjusted EBITDA (unaudited)

	Fiscal Year Ending July 30, 2022
(in millions)	Low Range	Estimate	High Range
Net income attributable to United Natural Foods, Inc.	$221		$243
Provision for income taxes	77		85
Restructuring, acquisition and integration related costs		20
Discontinued operations store closures and other charges, net		3
Interest expense, net		147
Depreciation and amortization		287
Share-based compensation		45
Net periodic benefit income, excluding service costs		(40)
Adjusted EBITDA	$760		$790

Reconciliation of Estimated 2022 and Actual 2021 and 2020 U.S. GAAP Effective Tax Rate to Adjusted Effective Tax Rate (unaudited)

	Estimated Fiscal 2022	Actual Fiscal 2021	Actual Fiscal 2020
U.S. GAAP Effective Tax Rate	26%	18%	26%
Discrete quarterly recognition of GAAP items(1)	—%	6%	(1)%
Tax impact of other charges and adjustments(2)	1%	3%	1%
Changes in valuation allowances(3)	—%	(1)%	1%
Impact of goodwill Impairment	—%	—%	11%
Impact of CARES Act(4)	—%	—%	(11)%
Other(5)	(1)%	—%	—%
Adjusted Effective Tax Rate(5)	26%	26%	27%
Note: As part of the year-end reconciliation, we have updated the reconciliation of the fiscal 2021 GAAP effective tax rate for actual results.
(1)Reflects changes in tax laws, excluding the CARES Act, uncertain tax positions, the tax impacts related to the exercise of share-based compensation awards and any prior-year deferred tax or payable adjustments. This includes prior-year Internal Revenue Service or other tax jurisdiction audit adjustments.
(2)Reflects the tax impact of pre-tax adjustments other than the goodwill impairment that are excluded from pre-tax income when calculating adjusted EPS.
(3)Reflects changes in valuation allowances related to changes in judgment regarding the realizability of deferred tax assets or current year operations.
(4)Reflects the impact of tax loss carrybacks to 35% tax years allowed under the CARES Act as compared to the 21% tax rate applicable to tax loss carryforwards.
(5)The Company establishes an estimated adjusted effective tax rate at the beginning of the fiscal year based on the best available information. The Company re-evaluates its estimated adjusted effective tax rate as appropriate throughout the year and adjusts for any material changes. The actual adjusted effective tax rate at the end of the fiscal year is based on actual results and accordingly may differ from the estimated adjusted effective tax rate used during the year.